As filed with the Securities and Exchange Commission on May     , 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abbott Laboratories

(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois	60064-6400
(Address of Principal Executive Offices)	(Zip Code)

ABBOTT LABORATORIES STOCK RETIREMENT PROGRAM

(Full title of the plan)

______________________

Laura J. Schumacher

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois  60064-6400

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (847) 937-5200

______________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (a)	Proposed maximum aggregate offering price (a)	Amount of registration fee (a)
Common shares (without par value)	8,100,000	$48.94	$396,414,000	$46,658

(a)      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.  The filing fee has been calculated in accordance with Rule 457(c) based on the average of the high and low prices of Registrant’s Common Shares reported on the New York Stock Exchange on May 9, 2005.

Pursuant to General Instruction E, the contents of Abbott Laboratories Stock Retirement Program Registration Statement on Form S-8 (File no. 33-50452) are incorporated herein by reference.

Part II.  Information Required in the Registration Statement

Item 5.    Interests of Named Experts and Counsel

                Laura J. Schumacher, Esq., Senior Vice President, Secretary and General Counsel of the Registrant, whose opinion is included herewith as Exhibit 5, beneficially owned as of May 11, 2005, approximately 48,500 Common Shares of the Registrant (this amount includes approximately 4,629 shares held for the benefit of Ms. Schumacher in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan) and held options to acquire 195,168 Common Shares of which options to purchase 90,405 Common Shares are currently exercisable.

Item 8.  Exhibits

                Reference is made to the Exhibit Index which is incorporated herein by reference.  Neither an opinion of counsel concerning the Program’s compliance with the requirements of ERISA nor an Internal Revenue Service (“IRS”) determination letter is furnished because the Registrant undertakes that it will submit, or has submitted, the Abbott Laboratories Stock Retirement Program and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Program.

SIGNATURES

                THE REGISTRANT.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on May 11, 2005.

ABBOTT LABORATORIES

By:	/s/ Miles D. White
Miles D. White,
Chairman of the Board and
Chief Executive Officer

                Each person whose signature appears below constitutes and appoints Miles D. White and Laura Schumacher, Esq., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman of the Board,	May 11, 2005
/s/ Miles D. White	Chief Executive Officer, and
Miles D. White	Director

President and Chief
	Operating Officer,	May 11, 2005
/s/ Richard A. Gonzalez	Medical Products Group,
Richard A. Gonzalez	and Director

	President and Chief Operating	May 11, 2005
/s/ Jeffrey M. Leiden	Officer, Pharmaceutical Products
Jeffrey M. Leiden	Group, and Director

	Executive Vice President, Finance and	May 11, 2005
/s/ Thomas C. Freyman	Chief Financial Officer (Principal
Thomas C. Freyman	Financial Officer)

	Vice President and Controller	May 11, 2005
/s/ Greg W. Linder	(Principal Accounting Officer)
Greg W. Linder

/s/ Roxanne S. Austin	Director	May 11, 2005
Roxanne S. Austin

/s/ William M. Daley	Director	May 11, 2005
William M. Daley

/s/ H. Laurance Fuller	Director	May 11, 2005
H. Laurance Fuller

/s/ Jack M. Greenberg	Director	May 11, 2005
Jack M. Greenberg

/s/ David A. L. Owen	Director	May 11, 2005
David A. L. Owen

/s/ Boone Powell Jr.	Director	May 11, 2005
Boone Powell Jr.

/s/ A. Barry Rand	Director	May 11, 2005
A. Barry Rand

/s/ W. Ann Reynolds	Director	May 11, 2005
W. Ann Reynolds

/s/ Roy S. Roberts	Director	May 11, 2005
Roy S. Roberts

/s/ William D. Smithburg	Director	May 11, 2005
William D. Smithburg

/s/ John R. Walter	Director	May 11, 2005
John R. Walter

THE PLAN.  Pursuant to the requirements of the Securities Act of 1933, the Abbott Laboratories Stock Retirement Program has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in unincorporated Lake County, and State of Illinois, on the 11th day of May, 2005.

ABBOTT LABORATORIES STOCK RETIREMENT PROGRAM

By:	/s/ Thomas M. Wascoe
Thomas M. Wascoe, Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description

4	Abbott Laboratories Stock Retirement Program.

5	Opinion of Laura J. Schumacher.

23.1	The consent of counsel, Laura J. Schumacher, is included in her opinion.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Deloitte & Touche LLP.

24	Power of Attorney is included on the signature page.